Exhibit 10.1

11119 N. Torrey Pines Road, La Jolla, CA	Page - 1

FIRST AMENDMENT TO AGREEMENT FOR TERMINATION OF LEASE AND VOLUNTARY

SURRENDER OF PREMISES

This First Amendment (the “First Amendment”) to Agreement for Termination of Lease and Voluntary Surrender of Premises is made as of December 15, 2009, by and between ARE-SD REGION NO. 24, LLC, a Delaware limited liability company (“Owner”), and METABASIS THERAPEUTICS, INC., a Delaware corporation (“Metabasis”).

RECITALS

A. Owner and Metabasis have entered into that certain Agreement for Termination of Lease and Voluntary Surrender of Premises dated as of July 21, 2009 (the “Agreement”), wherein Owner and Metabasis agreed to terminate a lease for certain real property located at 11119 North Torrey Pines Road, La Jolla, California on the terms and conditions set forth therein.

B. On October 26, 2009, Metabasis entered into an Agreement and Plan of Merger with Ligand Pharmaceuticals Incorporated (“Ligand”), Moonstone Acquisition, Inc., a wholly-owned subsidiary of Ligand, and David Hale, as Stockholders’ Representative, which was amended by that certain amendment, dated November 25, 2009 (collectively, the “Merger Agreement”).

C. Concurrently with the execution and delivery of this First Amendment by each of Owner and Metabasis, Owner is delivering to Metabasis and Ligand that certain letter, dated as of the date hereof, regarding certain matters in connection with the Merger Agreement, the merger contemplated thereby and the Agreement (the “Letter”).

D. Owner and Metabasis desire to amend the Agreement as set forth herein.

AGREEMENT

In consideration of the execution and delivery of the Letter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment. Section 10 of the Agreement is hereby amended and restated in its entirety as follows:

“10. Participation in Future Revenue.

(a) Revenue Payments. As a material inducement to the execution of this Agreement by Owner, Metabasis (on behalf of itself and each Metabasis Affiliate (as hereinafter defined)) grants to Owner (or an affiliate thereof designated by Owner) the immediate right, title and interest to receipt of payments of amounts, in immediately available funds, in consideration of Owner’s agreement to terminate the Lease (the “Revenue Payments”) equal to 35% of gross revenue earned or proceeds received by Metabasis (or by any Metabasis Affiliate) pursuant to licenses, collaboration arrangements or sales of Metabasis’ existing pipeline of therapeutic programs entered into or effected, as applicable, during the period commencing July 1, 2009 and ending September 30, 2013, inclusive (each, a “Transaction”); provided, that, the Revenue Payments in the aggregate shall not exceed $1,500,000.00, and provided further that the parties expressly agree that Metabasis and the Metabasis Affiliates shall have no obligation to pay to Owner any Revenue Payments with respect to a Transaction unless and until Metabasis or any Metabasis Affiliate has actually received the applicable revenue earned or proceeds received in connection with such Transaction. For purposes of this Agreement, a “Metabasis Affiliate” shall be deemed to include any entity controlled by, controlling or under common control with Metabasis (excluding Metabasis’ directors and officers and their affiliated venture

© All Rights Reserved 2001 Alexandria Real Estate Equities, Inc.

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capital funds), any subsidiary or parent company of Metabasis, and any direct or indirect successor(s) to, and direct or indirect transferee(s) of, Metabasis or any of the foregoing parties. Metabasis’ existing pipeline of therapeutic programs and the revenue earned or proceeds received by Metabasis or any Metabasis Affiliate pursuant to licenses, collaboration arrangements or sales of Metabasis’ existing pipeline of therapeutic programs are free and clear of liens. Owner and Metabasis (on behalf of itself and the Metabasis Affiliates) acknowledge and agree that Owner’s agreement to terminate the Lease pursuant to the terms set forth in this Agreement will result in immediate and direct benefits to Metabasis (and the Metabasis Affiliates) and that Metabasis’ and each Metabasis Affiliate’s obligation to make the Revenue Payments is being incurred, and any Revenue Payments are being paid, by Metabasis or such Metabasis Affiliate in consideration of such benefits.

(b) Transaction Documents. Concurrently with the execution and delivery of this Agreement, Metabasis (or any Metabasis Affiliate a party to a Transaction) shall deliver to Owner copies of all existing documents, agreements and instruments evidencing any Transaction (collectively, “Transaction Documents”) entered into on or before the Termination Date, if any. Following the Termination Date, Metabasis and/or a Metabasis Affiliate, as applicable, shall within 2 business days after receipt, deliver to Owner copies of any executed letters of intent, term sheets or similar documents evidencing any proposed Transaction for which Owner is entitled to Revenue Payments. If no letter of intent, term sheet or similar document is entered into, then Metabasis and/or a Metabasis Affiliate, as applicable, shall promptly notify Owner of any Transaction (including all material terms and conditions thereof) for which Metabasis and/or a Metabasis Affiliate, as applicable, intends to commence negotiation of Transaction Documents and for which Owner is entitled to Revenue Payments. Within 2 business days after entering into Transaction Documents for which Owner is entitled to Revenue Payments, Metabasis and/or a Metabasis Affiliate, as applicable, shall deliver to Owner copies of such Transaction Documents. Metabasis and/or a Metabasis Affiliate, as applicable, shall (i) promptly notify Owner of the scheduled closing date of any Transaction for which Owner is entitled to Revenue Payments and (ii) promptly notify Owner of any change in the scheduled closing date of any Transaction for which Owner is entitled to Revenue Payments. Owner acknowledges and agrees that Owner shall not have the right to approve the form of any Transaction Documents.

(c) Payment Terms. Metabasis and/or a Metabasis Affiliate, as applicable, shall pay all Revenue Payments owed to Owner within 3 business days after actually receiving the applicable revenue earned or proceeds received; provided, that, Revenue Payments (if any) for which Metabasis or any Metabasis Affiliate actually received the applicable revenue earned or proceeds during the period from July 1, 2009 through the Termination Date shall be paid by Metabasis or such Metabasis Affiliate, as applicable, to Owner within 3 business days of the Termination Date. Within 2 business days following the execution of any Transaction Documents for which Owner is entitled to Revenue Payments, Metabasis and/or a Metabasis Affiliate, as applicable, shall send written notice to the counterparty to such Transaction (a “Redirect Notice”) which notice shall instruct such counterparty to direct all Revenue Payments owed to Owner as the result of such Transaction directly to Owner at the applicable closing or whenever payments are due to Metabasis and/or any Metabasis Affiliate, as applicable. Metabasis and/or a Metabasis Affiliate, as applicable, shall send a copy of each Redirect Notice to Owner. If Metabasis and/or a Metabasis Affiliate, as applicable, fails to timely deliver a Redirect Notice, then Owner may deliver (and Metabasis, on behalf of itself and the Metabasis Affiliates, authorizes Owner to deliver) a Redirect Notice to the counterparty to the applicable Transaction. If timely payment of any Revenue Payment is not made by Metabasis and/or a Metabasis Affiliate, as applicable, interest shall accrue on such late Revenue Payment from the date such Revenue Payment was due, at the annual rate of 12% per annum or the highest rate permitted by law, whichever is less, which interest shall be payable to Owner (or its designated affiliate) on demand.”

© All Rights Reserved 2001 Alexandria Real Estate Equities, Inc.

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2. Miscellaneous.

(a)	Entire Agreement. The Agreement together with this First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.

(b)	No Further Modification/Counterparts/Authorization. This First Amendment may not be modified or terminated except in writing signed by all parties. This First Amendment may be executed in counterparts which, taken together, will constitute one agreement binding on the parties. The persons signing below represent and warrant that they are duly authorized to execute this First Amendment.

(c)	Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

(d)	Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

(e)	Conflict of Laws. This First Amendment shall be governed by the laws of the State of California.

(f)	Headings. Section headings in this First Amendment are for convenience of reference only, and shall not be construed to affect or modify the substantive meaning of any Section hereof.

(g)	Metabasis’ Acknowledgment. Metabasis acknowledges that it has read the foregoing provisions, understands them, and is bound by them. Time is of the essence in this First Amendment.

(h)	Severability. If any clause or provision of this First Amendment is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intent of the parties hereto that the remainder of this First Amendment, and the validity, enforceability and legality thereof, shall not be affected or impaired thereby in any way.

(i)	Brokers. Metabasis and Owner each represents and warrants that no broker, agent or other person (collectively, “Broker”) is owed any commission or other form of compensation in connection with the execution and delivery of this First Amendment. Metabasis and Owner each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Metabasis or Owner, as applicable, with regard to this First Amendment.

(j)	Amendment. Except as amended and/or modified by this First Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Agreement, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

© All Rights Reserved 2001 Alexandria Real Estate Equities, Inc.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

METABASIS:		OWNER:

METABASIS THERAPEUTICS, INC.,		ARE-SD REGION NO. 24, LLC,
a Delaware corporation		a Maryland limited liability company

By:	/s/ Tran Nguyen	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
Name: Title:	Tran Nguyen CFO		a Delaware limited partnership, Managing Member

			By:	ARE-QRS CORP.,
a Maryland corporation, General Partner

				By:	/s/ Gary Dean
				Name:	GARY DEAN
				Title:	VP – RE LEGAL AFFAIR

© All Rights Reserved 2001 Alexandria Real Estate Equities, Inc.